UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Corning Natural Gas Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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330 West William Street P.O. Box 58 Corning, New York 14830-0058 607-936-3755 607-962-2844 fax

September 1, 2006

Dear Fellow Shareholder:

Recently, you should have received proxy materials from Corning Natural Gas Corporation seeking your vote to approve the proposed merger (the “Merger”) with C&T Enterprises, Inc.  If the Merger is approved by stockholders, C&T will pay each stockholder $16.50 per share owned at the closing, which should occur in October 2006.  The Board of Directors of Corning unanimously recommends that you vote FOR approval of the Merger.

Also, you may receive proxy materials from Richard M. Osborne urging you to vote your shares against the Merger, even though he has offered no viable alternative.  The following is a brief outline of the reasons why the Merger is in the best interests of Corning shareholders and why we believe Mr. Osborne’s opposition is harmful to shareholder interests.

PRICE

•              Mr. Osborne claims that the Merger consideration is inadequate.  Yet, he has not advised the Company why it is inadequate or what an adequate price should be.  How does Mr. Osborne plan to provide better value for stockholders than the near term purchase of your shares for $16.50 per share in cash by C&T?  The Company has been asking him that question for weeks and, according to his representatives, “there is no plan.”

•              In December 2005, Mr. Osborne offered to buy all the shares of Corning for $15.00 per share.  Mr. Osborne withdrew that offer and was invited to offer an improved price, but he did not do so.

•              The $16.50 per share consideration in the Merger is 19% higher than the average price over the last 24 months and is the result of an extensive process carried out by experienced investment bankers.  More than 55 potential buyers or strategic partners were solicited, and the Merger was by far the most beneficial alternative available to the Company.

•              If the Merger were not to close, Corning would have to spend significant dollars on gas supplies and pipe replacement and do so while in the midst of an extremely difficult cash flow situation.  Pursuant to the New York Public Service Commission order approving the Merger, C&T will make substantial investments in infrastructure that could otherwise be required of Corning over the next five years.  Corning will face many other challenges if the Merger is not approved by its stockholders.  These challenges and the significant benefits of the Merger are described at pages 25-27 of the Corning Proxy Statement.

•              An independent “fairness opinion” analysis showed that the Merger price is at the high end of the range of reasonable value.  (See pages 28-33 of the Corning Proxy Statement.)

Letter to Shareholders of
Corning Natural Gas Corporation

MANAGEMENT

•              Mr. Osborne lambastes current management.  Obviously, the Board does not share Mr. Osborne’s view.  The robust auction process and subsequent personal payment concessions by Corning management have yielded a share price that is well above the $15.00 Mr. Osborne considered adequate consideration less than nine months ago.

•              In his December 2005 offer for Corning, Mr. Osborne agreed to honor executive management’s employment, severance, and change of control agreements, adopted by the Company in 1999 and modified in 2000.  In fact, since Mr. Barry and Mr. Robinson have agreed to forgo certain payments and have made other personal concessions in connection with the C&T Merger, they would have been better off personally if the Company had accepted Mr. Osborne’s offer.

•              Mr. Osborne creates an impression that management can void the concessions they have made in connection with the Merger.  As described in the Company’s proxy statement, the concessions are contractually binding in the event the Merger closes and they have contributed to the per share merger consideration of $16.50.

•              Mr. Osborne’s complaints about management contradict statements he made to the media before the Merger was announced.  As reported in the August 5, 2006 edition of the Star-Gazette (Corning Bureau), Mr. Osborne said in March 2006 about Corning management:  “It’s been a tough winter for everybody.  A lot of things were out of their control.  I think they are doing a good job for the times.”

MR. OSBORNE’S PRIOR CONDUCT

•              Mr. Osborne has been described as a “corporate raider,” who is known for targeting small companies.  Mr. Osborne’s prior conduct in raiding and/or operating other companies is relevant in judging whether he has the intention or capability of maximizing the value of your shares.

•              GLB Bancorp.   In 1999, Mr. Osborne was Vice Chairman and the largest shareholder of GLB Bancorp, a bank holding company.  In June 1999, the Ohio Department of Commerce rejected GLB’s proposal to merge its subsidiary Great Lakes Bank with Geauga Savings, citing problems with Great Lakes Bank’s “inadequate” management, “poor earnings,” and “weak risk identification system.”  The Department’s decision said that Great Lakes Bank’s “present financial condition is unacceptable, due, at a minimum, to inadequate earnings relative to size and liquidity concerns.”

•              NuMed Home Health Care, Inc.  In 1998 and 1999, Mr. Osborne, through his investment vehicle called Turkey Vulture Fund XIII, fought for control of NuMed Home Health Care, Inc.  Mr. Osborne and NuMed engaged in litigation and, ultimately, the two sides reached a settlement that gave Mr. Osborne a seat on the company’s board.  According to a report published in Crain’s Cleveland Business, in

Letter to Shareholders of
Corning Natural Gas Corporation

May 1999 (approximately four months after the settlement), a board member insisted that Mr. Osborne had reneged on a promise to buy 744,680 shares of NuMed for $350,000.  The board member said Mr. Osborne’s inaction deprived NuMed, which watched its stock fall to about 19 cents a share from $1.75 the prior May, of some “badly needed capital.”  On November 1, 2000, NuMed filed for bankruptcy protection.  Mr. Osborne had resigned from the Board, effective one week before the bankruptcy filing.

•              First Union Real Estate Equity and Mortgage Investments.  In 1995, Mr. Osborne, through Turkey Vulture Fund XIII, waged a battle for control of First Union Real Estate Equity and Mortgage Investments.  First Union brought suit against Mr. Osborne and his fund alleging, among other things, that they had engaged in securities fraud.  After protracted litigation, including counterclaims brought by Mr. Osborne, the parties entered into a settlement agreement.  Under the settlement agreement, First Union agreed to purchase from Mr. Osborne’s fund 950,000 shares of First Union’s stock that the fund had acquired.  Also, the agreement prohibited Mr. Osborne from seeking to acquire control of or influence the management of First Union for a period of ten years.

•              If he were to succeed in defeating the C&T Merger, there is no reason to expect that Mr. Osborne will not follow a similar pattern here.  Other than serving as the long-distance Chairman of Energy West, a Montana-based utility, Mr. Osborne appears to have no experience in running a public utility.  It is difficult to determine what value, if any, Mr. Osborne or the people he might propose to put on Corning’s Board could add.

SUMMARY

In summary, Mr. Osborne offers nothing but speculative suggestions that he will provide other stockholders value in excess of the $16.50 per share in cash that C&T has contracted to pay in the next several weeks if the Merger is approved.

Your Board of Directors believes that the Merger with C&T and the $16.50 per share consideration are in the best interests of the Company’s shareholders.  WE RECOMMEND THAT YOU VOTE “FOR” THE MERGER BY COMPLETING AND RETURNING THE WHITE PROXY CARD INCLUDED WITH YOUR PROXY STATEMENT.  If you need additional copies of the proxy card or the proxy statement, please contact S. Gerald Sleve, Secretary of the Company, at (617) 936-3755.

Sincerely,

Thomas K. Barry, Chairman of the Board of Directors and Chief Executive Officer

PLEASE NOTE

This letter is intended to supplement the Corning Proxy Statement previously delivered to you. We strongly urge that you read the Proxy Statement and other documents that provide important information about the Company and the proposed Merger. Such materials are on file and accessible on the website of the Securities and Exchange Commission (www.sec.gov) and the Company’s website (www.corninggas.com) and may be acquired for free from the Company.